LIFEUSA FUNDS, INC.

                         RULE 12b-1 PLAN OF DISTRIBUTION

         This Plan of Distribution (the "Plan") is adopted pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (as amended, the
"1940 Act") by LifeUSA Funds, Inc., a Minnesota corporation (the "Fund"), for and on behalf of the Fund's shares of Series A, Series B, Series C, Series D, Series E and Series F Common Shares (the "Portfolios", collectively, or a "Portfolio", individually) on November 6, 1996.

1.       Compensation.

         The Fund, out of the assets of each Portfolio, is obligated to pay the principal underwriter LifeUSA Securities, Inc. (the "Underwriter") a total fee in connection with the servicing of Portfolio shareholder accounts and in connection with distribution related services provided in respect of a Portfolio, calculated and payable monthly, at the annual rate of .75% of the value of each Portfolio's average daily net assets.

         All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Fund's Board of Directors. Until further action by the Board of Directors, a portion of such fee, equal to .25% per annum of the value of each Portfolio's average daily net assets, shall be designated and payable as a Shareholder Servicing Fee, and the balance of such fee, equal to .50% per annum of the value of each Portfolio's average daily net assets, shall be designated and payable as a Distribution Fee.

2.       Expenses Covered by the Plan.

         (a) The Shareholder Servicing Fee may be used by the Underwriter to provide compensation for ongoing servicing and/or maintenance of Portfolio shareholder accounts. Compensation may be paid by the Underwriter to persons, including employees of the Underwriter, and institutions who respond to inquiries of shareholders of a Portfolio regarding their ownership of shares or their accounts with a Portfolio or who provide other administrative or accounting services not otherwise provided by a Portfolio's investment adviser, transfer agent or other agent of a Portfolio or the Fund.

         (b) The Distribution Fee may be used by the Underwriter to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of shares of each Portfolio and to pay for other advertising and promotional expenses in connection with the distribution of shares of each Portfolio. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Underwriter related to the distribution of Portfolio shares; and payments to, and expenses of, officers, employees or representatives of the Underwriter, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of Portfolio shares, including travel, entertainment, and telephone expenses.

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         (c) Payments  under the Plan are not tied  exclusively  to the expenses for shareholder servicing and distribution related activities actually incurred by the Underwriter in connection with Portfolio shares, so that such payments may exceed expenses actually incurred by the Underwriter. The Fund's Board of Directors will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Underwriter and amounts it receives under the Plan.

3.       Additional Payments by Adviser and the Underwriter.

         The Portfolios' investment adviser and the Underwriter may, at their option and in their sole discretion, make payments from their own resources to cover the costs of additional distribution and shareholder servicing activities.

4.       Approval by Directors.

         Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Directors of the Fund and (b) those Directors who are not interested persons of the Fund or the Underwriter and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.


5.       Duration and Termination of Plan.

         (a) Unless sooner terminated as hereinafter provided, this Plan shall continue in effect only so long as such continuance is specifically approved at least annually (i) by the Board of Directors of the Fund, or with respect to a particular Portfolio by the vote of the holders of a majority of the outstanding voting securities of such Portfolio, and (ii) by a majority of the directors who are not interested persons of the Underwriter or of the Fund, cast in person at a meeting called for the purpose of voting on such approval; provided that, if a majority of the outstanding voting securities of any of the Portfolios approves this Plan, this Plan shall continue in effect with respect to such approving Portfolio whether or not the shareholders of any other Portfolio of the Fund approve this Plan.

         (b) This Plan may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the Underwriter, upon sixty (60) days' written notice to the other party. This Plan may be terminated with respect to a particular Portfolio at any time without the payment of any penalty by the vote of the holders of a majority of the outstanding voting securities of such Portfolio, upon sixty (60) days' written notice to the Underwriter.

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6.       Amendments.

         The Plan may not be amended with respect to a Portfolio to increase materially the amount of the fees payable pursuant to the Plan, as described in
Section 1 above, unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of such Portfolio, and all material amendments to the Plan must also be approved by the Fund's Board of Directors in the manner described in Section 4 above.

7.       Selection of Certain Directors.

         While the Plan is in effect, the selection and nomination of the Fund's Directors who are not interested persons of the Fund or the Underwriter will be committed to the discretion of the Directors then in office who are not interested persons of the Fund or the Underwriter.

8.       Written Reports.

         In each year during which the Plan remains in effect, the Underwriter and any person authorized to direct the disposition of monies paid or payable by a Portfolio pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Directors, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purpose for which those expenditures were made.

9.       Preservation of Materials.

         The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

10.      Meaning of Certain Terms.

         As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

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